                                                                 EXHIBIT 10(bbb)

*THIS INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                        ADMINISTRATIVE SERVICES AGREEMENT


                  This ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement"), effective the 1st day of October, 1997, by and between ProDent, Inc., a Pennsylvania corporation ("ProDent"), and George Frattali, D.D.S. & Associates, P.A., a New Jersey professional corporation (the "P.C.").


                              W I T N E S S E T H:

                  WHEREAS, the P.C. is engaged in the business of providing, among other things, dental services and related activities in the State of New Jersey (the "Practice");

                  WHEREAS, the P.C. desires to obtain the benefit of ProDent's expertise in the administration of practices similar to the Practice;

                  WHEREAS, the P.C. desires to obtain from ProDent, and ProDent desires to provide to the P.C., certain premises and certain physical assets, furniture and equipment needed to operate the Practice;

                  WHEREAS, ProDent and the P.C. are parties to that certain Management Services Agreement dated November 29, 1983 pursuant to which the P.C. obtains from ProDent and ProDent provides to the P.C., ProDent's expertise in operating, directing, managing and supervising the nonprofessional aspects of the operations of the Practice; and

                  WHEREAS, ProDent and the P.C. wish to enter into this Administrative Services Agreement on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                             RELATIONSHIP OF PARTIES

                  1.1 Responsibilities of Parties. The parties agree that the P.C. will provide, and shall be solely responsible for providing, all professional services for the Practice and ProDent will be responsible only for business, administrative and non-professional services (as further described in this Agreement). Nothing contained in this Agreement shall be construed as permitting or providing for the provision by ProDent of the professional services of the Practice, which services shall at all times be the sole responsibility of the P.C. or permitting ProDent to exercise control over the Practice in violation of New Jersey Statute 45:6-19; provided, however, that pursuant to its engagement hereunder, ProDent shall be the exclusive provider of all administrative services and shall control all aspects of the P.C.'s business other than those aspects which relate directly to the provision of dental services. Without limiting the generality of the foregoing, the P.C. shall be solely responsible for all activities described in Section 2.4 of this Agreement.

                  1.2 Relationship of Parties. The P.C. and ProDent are not joint venturers, partners, employees or agents of each other and, except as provided herein, neither party shall have any authority to bind the other.

                  1.3 Practice. The P.C. agrees to conduct the Practice in compliance with all applicable laws, rules and ordinances, including with respect to the licensing and certification of its providers.


                                    ARTICLE 2

                               SERVICES OF PRODENT

                  2.1 Covered Services. ProDent, unless otherwise prohibited by law, shall control all aspects of, and provide to the P.C., the following services (such services are hereinafter referred to collectively as the "Covered Services"):

                           a.       General.  Supervision, conduct and
administration of the general business administrative services required by the P.C. in connection with the P.C.'s operation of its Practice.

                           b.       Personnel.  ProDent will employ the
personnel (other than dentists, dental hygienists and dental auxiliaries, collectively, the "Professional Personnel") needed to operate and support the business aspects of Practice, such as receptionists and secretarial, clerical, purchasing and marketing personnel (collectively, the "Administrative Personnel"). ProDent shall have the sole and exclusive responsibility for determining the salaries and fringe benefits of all Administrative Personnel provided hereunder, and for paying such salaries and providing such fringe benefits. In recognition of the fact that the Administrative Personnel provided to the P.C. under this Agreement may from time to time perform services for others, this Agreement shall not prevent ProDent from performing such services for others or restrict ProDent from so using the Administrative Personnel provided to the P.C. under this Agreement. ProDent will make every effort consistent with sound business practices to honor the specific requests of the P.C. with regard to the assignment of ProDent's employees to the performance of services for the P.C. Further, ProDent, in its sole discretion, may require each of its employees assigned to the P.C. to perform several of the aforedescribed functions and duties simultaneously. ProDent will advise the P.C. on the establishment of, and participation in, incentive and profit sharing plans for the P.C.'s staff to reward them for increased productivity in the Practice.

                           c.       Professional Personnel.  Establish
guidelines for the selection, hiring and firing of the Professional Personnel by the P.C. and recruit and evaluate prospective Professional Personnel; provided, however, that all of the Professional Personnel shall be employees of or independent contractors to the P.C.

                           d.       Training.  Training of all Administrative
Personnel and arranging for training and continuing education for Professional Personnel.

                           e.       Administrative and Fiscal Services.
Provision of general administrative, business and fiscal services to the P.C. in connection with the operation of the Practice, including patient billings, collecting billings, accounting, auditing (by a certified public accountant selected by ProDent with the approval of the P.C., which approval shall not be unreasonably withheld or delayed), bookkeeping, budgeting, record keeping, accounts receivable and accounts payable processing, electronic data processing and such other services as the P.C. may from time to time require.

                           f.       Annual Budget.  Prepare, in reasonable
detail, annual operating and capital budgets for the P.C. which shall be delivered to the P.C. within thirty (30) days after the end of each fiscal year, with ProDent retaining final authority with respect to budget items including, without limitation, with respect to compensation and payments to the Professional Personnel and Administrative Personnel.

                           g.       Patient Records.  Maintenance of patient
records (which shall at all times remain the property and under the control of the P.C.) and provision of record retrieval and monitoring services to assist the P.C. in utilization and quality assurance reviews in accordance with instructions and guidelines issued by the P.C.

                           h.       Quality Control.  Development of appropriate
quality control programs, including performance standards, sampling techniques for case review, and preparation of appropriately documented studies.

                           i.       Marketing, Development and Program
Negotiation. Marketing of the professional services provided by the P.C. to potential patients, facilities, health maintenance organizations, insurance companies, self-insured employer health plans and other various third-party payors (the "Marketing Services"). The Marketing Services to be provided by ProDent may include, but are not necessarily limited to, (i) preparation of marketing material and brochures and responses to requests for proposals, (ii) the placing of advertisements or articles in magazines, newspapers, other publications and any and all media determined by ProDent to be beneficial to the P.C., (iii) undertaking telemarketing campaigns and (iv) the holding of seminars. ProDent shall also negotiate and secure contracts with self-insured employer health plans, third-party payors, health maintenance organizations, managed care companies and any other institution, facility or organization that may use the services that the P.C. is qualified to provide and may seek the input of the P.C. in such negotiations as needed or appropriate.

                           j.       Supplies, Inventory and Equipment.
Provision of purchasing services on behalf of the Practice for inventory and supplies reasonably necessary for the efficient operation of the Practice. ProDent shall be responsible for maintaining the P.C.'s inventory on behalf of the P.C.; provided, however, that title to and control over all dental inventory, equipment and supplies shall be in the name of the P.C. All equipment or furnishings not used in the provision of professional services (the "Leased

Assets") required by the Practice shall be made available by ProDent to the P.C. ProDent shall secure maintenance and repair services for the dental equipment.

                           k.       Janitorial and Maintenance Service.
Arrangement of janitorial, grounds and maintenance and repair services for the P.C. and its equipment and furnishings.

                           l.       Malpractice Insurance.  Assistance to the
P.C. in obtaining malpractice coverage for the P.C.

                           m.       Contracts with Facilities/Programs.
Contracts with facilities and programs serviced by the Practice shall be in the name of the P.C. ProDent shall serve as contracting agent for the P.C. in connection with such facility or program contracts.

                           n.       Protecting Goodwill.  Take all necessary
steps to preserve and protect the reputation and goodwill associated with the P.C., including assistance, if requested, in the monitoring of utilization and quality of services provided by the P.C., and shall assist the P.C. to take all steps necessary to remedy any and all deficiencies in the efficiency or the quality of the services provided. This section shall not be construed as permitting ProDent to influence or control the professional aspects of the Practice or the Professional Personnel.

                           o.       Operations and Regulatory Reports. Deliver
to the P.C. operations reports containing such information as the P.C. may reasonably request. ProDent shall prepare all written reports and information that shall be lawfully required by any government body or agency having jurisdiction over the Practice or the P.C. The P.C. shall review and approve all such required reports and/or information before any dissemination of the same.

                           p.       Processing Disputes.  Administer and
process all disputes, grievances and complaints between the P.C. and all third parties, subject at all times to the review and final approval of the P.C.

                           q.       Government Regulations; Licenses.  To the
extent known and material to the operation of the P.C. and the Practice, ProDent shall promptly notify the P.C. of any changes which may occur in relevant laws or regulations of any government, governmental body or agency having jurisdiction over the Practice or the P.C. The foregoing shall not in any way limit the P.C.'s continuing professional and legal responsibility to comply with, and be aware of, all licensing, regulatory, professional or other requirements applicable to individuals licensed to provide dental services.

                           r.       Advances to the P.C.  ProDent shall make
advances to the P.C. as provided by Section 5.6 herein. Such advances shall bear a reasonable rate of interest, as mutually agreed to by ProDent and the P.C., payable monthly.

                           The Covered Services shall include assumption of all
obligations of the P.C. to provide administrative services to Professional Personnel who are not employed by the P.C. ProDent may perform the Covered Services directly or by reimbursing the P.C. for the cost of any Covered Services.

                  2.2 Performance of Services. ProDent is hereby expressly authorized to perform the Covered Services hereunder in whatever reasonable manner it deems appropriate to meet the day-to-day business administrative needs of the Practice. It is understood and agreed that ProDent will perform some of the Covered Services for the P.C. at a centralized location.

                  2.3 Events Excusing Performance. ProDent will not be liable to the P.C. for failure to perform any of the services required herein in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies or other events over which ProDent has no control for so long as such event continues and for a reasonable period of time thereafter.

                  2.4 Excluded Services. The parties hereto expressly acknowledge that the provision of all professional services, including but not limited to, dental services by the P.C., shall be separate and independent from the provision of administrative, fiscal and support services by ProDent, and the P.C. shall be solely and exclusively responsible for all professional services rendered to patients of the Practice. Without limiting the generality of the foregoing, the parties acknowledge that the P.C. shall be responsible for setting professional standards of the Practice and shall be responsible for the employment and discharge of all Professional Personnel.

                  2.5 Use of Name. ProDent hereby grants to the P.C. a nontransferable, nonexclusive license to use the proprietary name "ProDent" and any other proprietary names owned by ProDent and used by the P.C. in connection with the Practice along with any and all trademarked symbols for the term of this Agreement (the "License"). All applicable common law and statutory rights in the proprietary names "ProDent" and any other proprietary names owned by ProDent and used by the Practice and their accompanying symbols, including, but not limited to, rights relating to trademarks, service marks, patents and copyrights shall be and remain the sole property of ProDent. The P.C. shall have no right, title or interest in any such proprietary rights.


                                    ARTICLE 3

                   PROPRIETARY INTEREST AND RIGHTS OF PRODENT

                  3.1 Competition. During the term of this Agreement, neither the P.C. nor any shareholder of the P.C. shall, directly or indirectly, own an interest in, administer, manage, advise, assist, operate, join, control, participate in, or be connected in any manner with any corporation, partnership, proprietorship, firm, association, person or entity providing dental services or administrative services in competition with the P.C. or ProDent.

                  3.2 Confidentiality. The P.C. acknowledges and agrees that ProDent is entitled to prevent its competitors from obtaining and utilizing its trade secrets. The P.C. agrees to hold ProDent's trade secrets in strictest confidence and not to disclose them or allow them to be disclosed directly or indirectly to any person or entity other than persons engaged by the P.C. or ProDent. The P.C. acknowledges its fiduciary obligations to ProDent and the confidentiality of its relationship with ProDent and of any information relating to the services and business methods of ProDent which it may obtain during the term of this Agreement. The P.C. shall not, either during the term of this Agreement or at any time after the expiration or sooner termination of this Agreement, disclose to anyone other than employees or independent contractors of the P.C. or ProDent any confidential or proprietary information or trade secret obtained by the P.C. from ProDent. The P.C. also agrees to place any persons to whom said information is disclosed for the purpose of performance under legal obligation to treat such information as strictly confidential.

                                    ARTICLE 4

                             BILLING AGENT AGREEMENT

                  4.1 Professional and Other Fees. The P.C. shall, in consultation with ProDent, establish a schedule of fees and charges for the Practice's professional services or shall comply with the schedule of fees and charges set forth in the health care contracts pursuant to which the P.C. provides services through its Professional Personnel.

                  4.2 Billings. Billings of the Practice for all services rendered by the P.C. shall be by and in the name of the P.C.

                  4.3 Billing and Collection Agent. ProDent shall serve as billing and collection agent for the P.C. ProDent shall establish a depository bank account on behalf of the Practice and will deposit into such account collected fees generated from the Practice. As provided for in standing instructions issued by the P.C. to the bank where such depository account is located, ProDent may withdraw all monies daily from said bank account for processing at a central location to be used for payment of the P.C.'s expenses, including the amounts payable to ProDent pursuant to Section 5.1 hereof and any amounts advanced to the P.C. pursuant to Section 5.3 hereof. Said processing will consist of establishing and maintaining a book account for the P.C. showing all fee collections and expense disbursements made by ProDent at the P.C.'s request. ProDent will provide the P.C. with periodic financial statements for the Practice reflecting such processing.

                  4.4 Reports. ProDent shall provide the P.C. with financial statements for the Practice, stating gross revenues and amounts to be paid to ProDent pursuant to Section 5.1 hereof.

                  4.5 Security for ProDent's Compensation. To secure the prompt and orderly payment of any amounts owing by the P.C. to ProDent pursuant to this Agreement, the P.C. hereby agrees to grant, at the request of ProDent, a security interest to ProDent or to a third-party designated by ProDent, in all its existing and hereafter created accounts receivable, all cash or non-cash proceeds therefrom, all insurance policies and proceeds relating thereto, and all of the P.C.'s rights as an unpaid provider of services, whether now existing or hereafter created or acquired (collectively, the "Collateral"). The P.C. agrees to execute any and all documents necessary to perfect such security interest, including but not limited to, UCC financing statements.


                                    ARTICLE 5

                                      FEES

                  5.1 Fees Payable to ProDent. The P.C. agrees to pay ProDent for the provision of the Covered Services and the License and all other services provided hereunder as follows:


                        a. A monthly license fee for the License in the amount of $* per clinic location;

                        b. Monthly reimbursement of all of ProDent's direct costs (i.e. payroll, supplies, travel, etc.) allocated to the P.C., in ProDent's discretion;

                        c. Monthly reimbursement of all of ProDent's direct costs of acquiring and/or leasing and maintaining the Leased Assets provided to the Practice;

                        d. Monthly reimbursement of all of ProDent's direct costs incurred in the provision of purchasing services and maintaining furniture, fixtures and equipment provided to the Practice;

                        e. Monthly reimbursement of all of ProDent's direct costs incurred in the provision of the Marketing Services, with a ten percent (10%) markup for overhead and administration and a fifteen percent (15%) markup for profit on such costs; and

                        f. A per clinic location administrative fee (the "Administration Fee") of $* per year payable in equal monthly installments of $* per month on the first day of each month of this Agreement and subject to renegotiation by either party hereto on each anniversary of this Agreement. The Administration Fee is intended to compensate ProDent for its unallocated overhead and a reasonable profit.

                  5.2 Fair and Reasonable Compensation of the P.C. for Services of Professional Personnel. The parties hereto agree that the P.C. shall have the right to fairly and
--------
    *THIS INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

reasonably compensate its Professional Personnel for their professional services. Compensation for the Professional Personnel shall be determined in accordance with employment agreements and other employment arrangements entered into between the P.C., in consultation with ProDent, and the Professional Personnel.

                  5.3 Remittances. To the extent the P.C. shall not generate adequate revenues to meet the P.C.'s ongoing operating expenses, including the compensation for professional services pursuant to Section 5.2 of this Agreement, ProDent shall advance to the P.C. or arrange for such amounts as may be required. To the extent that ProDent advances any funds to the P.C. pursuant to this Section 5.3, such advances shall be evidenced by interest-bearing demand note(s) from the P.C. in favor of ProDent and shall be secured by the Collateral as provided in Section 4.5 hereof.

                  5.4 Periodic Adjustment of Compensation. The parties hereto recognize that the Practice may change in size and scope over the term of this Agreement which may necessitate adjusting the fees provided for herein. Therefore, the parties shall review the compensation to ProDent no less frequently than annually and more frequently at the request of ProDent or the P.C., if changes in the business of the P.C. or services by ProDent warrant such more frequent review, and may agree in writing to modification of the compensation. Such review shall consider the scope of operations pursuant to this Agreement at the time of review, the financial success of ProDent and the P.C., changes in the purchasing power of money, the size and number of facilities being supplied by ProDent, the scope of the Marketing Services, the size of the Administrative Personnel workforce and the expenses and risks to the respective parties of performing this Agreement.


                                    ARTICLE 6

                              TERM AND TERMINATION

                  6.1 Term. Unless sooner terminated in accordance with Section
6.2 hereof, the term of this Agreement shall be for a period of forty (40) years and thereafter this Agreement shall continue indefinitely until terminated in accordance with Section 6.2(e) hereof.

                  6.2 Termination. Notwithstanding any provision of this Agreement to the contrary, this Agreement may be terminated as set forth below:

                           a. In the event of a material breach of this Agreement by either party as a result of such party's gross negligence or fraud, the other party may, at any time commencing sixty (60) days after written notice of the breach has been given to the breaching party, terminate this Agreement by delivery to the breaching party of a further written notice of termination; provided, however, that if the breaching party, prior to receiving such notice of termination, has begun and is diligently continuing good faith efforts to cure such breach, this Agreement shall remain in full force and effect;

                           b. If either party is determined by a court, administrative body or peer review organization having jurisdiction, to have engaged in conduct that results in material harm to the P.C. and constitutes (i) a felony or other crime involving moral turpitude, including fraud, theft, or embezzlement or (ii) a failure to act in an ethical or professional manner, in keeping with accepted dental care standards, then immediately upon notice by the other party;

                           c. If either party has engaged in any practice that results in material harm to the P.C. and violates in any material respect any federal, state or local law or regulation that is aimed at protecting the public from coercion into treatment and preventing fraud upon or abuse of public funding of health services, then immediately upon notice by the other party;

                           d. If either party commences a voluntary case under bankruptcy, insolvency or similar law, or any involuntary case is commenced against either party under any bankruptcy, insolvency or similar law and such involuntary case is not dismissed within thirty
         (30) days after filing, then immediately upon notice from the other party; or

                           e. After the initial forty (40) year term of this Agreement, either party may also terminate this Agreement, with or without cause, by giving the other written notice of termination not less than one (1) year prior to the effective date of termination.

                  6.3 Rights Upon Termination. The termination of this Agreement shall not release or discharge either party from any obligation, debt or liability which shall have previously accrued and remains to be performed upon the date of termination.

                                    ARTICLE 7

                               GENERAL PROVISIONS

                  7.1 Indemnification. Each party shall indemnify, hold harmless and defend the other party from and against any liability, loss, claims, lawsuits, damages, injury, cost, expense or other detriment arising out of or incident to the performance or nonperformance under this Agreement by such indemnifying party, its employees, Professional Personnel (in the case of the P.C.), Administrative Personnel (in the case of ProDent) and agents, including, without limitation, all consequential damages and attorneys' fees, provided, however, neither party shall be liable to the other under this Section 7.1 for any claim covered by insurance, except to the extent liability of the party exceeds the amount of the coverage.

                  7.2 Assignment. The rights conferred upon the P.C. hereunder may not be transferred or assigned without the prior written consent of ProDent and any assignment in violation of this Section 7.2 shall be void. This Agreement shall be assignable by ProDent.

                  7.3 Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, as follows:

                  (1)      If to the P.C.:

                           204 Echelon Mall
                           Voorhees, New Jersey  08043
                           Telephone No.: (609) 795-5565



                  (2)      If to ProDent:

                           c/o Valley Forge Dental Associates, Inc.
                           1018 West Ninth Avenue
                           King of Prussia, Pennsylvania 19406
                           Telephone No.: (610) 992-3319
                           Telecopy No: (610) 992-3392


Either of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, and five (5) business days after the date of mailing, if mailed.

                  7.4 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

                  7.5 Further Assurances. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other party hereto to carry out and consummate the transactions contemplated by this Agreement.

                  7.6 Attorneys Fees. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby.

                  7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed entirely within such State, without regard to any conflict of laws principles which would apply the laws of any other jurisdiction.

                  7.8 Article and Section Headings. The article and section headings in this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

                  7.9 Waiver. The waiver of any covenant, condition or duty hereunder by either party shall not prevent that party from later insisting upon full performance of the same.

                  7.10 Amendment. No amendment in the terms of this Agreement shall be binding on either party unless in writing and executed by the duly authorized representatives of each party.

                  7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which taken together shall constitute one and the same instrument.

                  7.12 Severability. In the event that any provision of this Agreement shall be held to be void or unenforceable for any reason, the parties shall negotiate in good faith for a period of up to one hundred eighty (180) days in order to arrive at a mutually acceptable substitute provision.

                            *          *          *

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


                                    GEORGE FRATTALI, D.D.S. &
                                    ASSOCIATES, P.A.


                                    By:/s/ George E. Frattali, D.D.S.
                                       -------------------------------------
                                       Name:   George E. Frattali, D.D.S.
                                       Title:  President



                                    PRODENT, INC.


                                    By:/s/ W. Gary Liddick
                                       -------------------------------------
                                       Name:   W. Gary Liddick
                                       Title:  Vice President